Exhibit 99.1

Ready Capital Corporation Announces Closing of Over-Allotment Option

NEW YORK, NY – January 7, 2020 – Ready Capital Corporation (NYSE: RC) (“Ready Capital” or the “Company”) today announced that the underwriters of its recent public offering of 6,000,000 shares of common stock have fully exercised their option to purchase an additional 900,000 shares of common stock, bringing the total net proceeds from the offering to approximately $105.2 million, after discounts. The issuance of the additional shares closed on January 7, 2020.

Morgan Stanley, UBS Investment Bank, Wells Fargo Securities, and Keefe, Bruyette & Woods, A Stifel Company, acted as the joint book-running managers for the offering.

A registration statement relating to the shares was declared effective by the Securities and Exchange Commission (the “SEC”) on July 27, 2017. The offering was made by means of a preliminary prospectus supplement and accompanying prospectus, which have been filed with the SEC.  A copy of the preliminary prospectus supplement and accompanying prospectus may be obtained free of charge at the SEC’s website at www.sec.gov or from the underwriters by contacting: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, Second Floor, New York, NY 10014, or email: prospectus@morganstanley.com; UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, by telephone at 888-827-7275 or by email at ol-prospectusrequest@ubs.com; Wells Fargo Securities, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York, 10152, at (800) 326-5897 or email a request to cmclientsupport@wellsfargo.com; or Keefe, Bruyette & Woods, Inc., 787 Seventh Avenue, 4th Floor, New York, NY 10019 (Attn: Capital Markets) or by telephone at (800) 966-1559.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities, nor shall there be any sale of the Company’s securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Ready Capital Corporation

Ready Capital Corporation (NYSE: RC) is a multi-strategy real estate finance company that originates, acquires, finances and services small- to medium-sized balance commercial loans. Ready Capital specializes in loans backed by commercial real estate, including agency multifamily, investor and bridge as well as SBA 7(a) business loans. Headquartered in New York, New York, Ready Capital employs over 400 lending professionals nationwide. The company is externally managed and advised by Waterfall Asset Management, LLC.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "could," "would," "may," "potential"" or the negative of those terms or other comparable terminology are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of the Company, including, without limitation, the risk factors and other matters set forth in the prospectus supplement and the accompanying prospectus and the Company's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC and in its other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts:

Investor Relations

Ready Capital Corporation

212-257-4666

InvestorRelations@readycapital.com

Source: Ready Capital Corporation

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